Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of September 20, 2016, is entered into by and between Ashland Inc., Kentucky corporation (“Ashland” or the “Assignor”), and Ashland Global Holdings Inc., a Delaware corporation (“Ashland Global” or the “Assignee”).

WHEREAS the Board of Directors of Ashland (the “Board”) has determined to separate Ashland into two independent, publicly traded companies (the “Separation”);

WHEREAS in connection with the Separation, the Board has approved a proposal to reorganize Ashland under a new holding company, Ashland Global, to allow Ashland to reincorporate in the State of Delaware and to facilitate the Separation (the “Reorganization”);

WHEREAS in connection with the Reorganization, Ashland and Ashland Global have executed an Agreement and Plan of Merger dated as of May 31, 2016 (the “Merger Agreement”), by and among Ashland, Ashland Global and Ashland Merger Sub Corp. (“Merger Sub”), pursuant to which Merger Sub merges with and into Ashland, with Ashland surviving as a direct, wholly owned subsidiary of Ashland Global (the “Merger”);

WHEREAS the Board has submitted the Merger Agreement to the Ashland shareholders for approval and the Ashland shareholders have approved the Merger and the Merger Agreement at a special meeting of Ashland shareholders held on September 7, 2016;

WHEREAS the closing of the Merger will become effective at 8:30 a.m. Eastern Daylight Time on the date hereof (the “Effective Time”) upon the filing of the Articles of Merger with the Secretary of State of the State of Kentucky;

WHEREAS as provided in Sections 2.1 and 2.8 of the Merger Agreement, the Assignor has agreed to transfer, convey and assign to the Assignee, and the Assignee has agreed to accept from the Assignor, all of the Assignor’s right, title and interest in, to and under each Ashland equity incentive, deferred compensation and other benefit plan and arrangement and the Assignor has agreed to transfer, convey and assign, and the Assignee has agreed to assume, all of the liabilities and obligations of the Assignor under such plans and arrangements, including (i) all unexercised and unexpired options to purchase shares of Ashland common stock and all stock appreciation rights, performance share awards, restricted share awards, restricted stock equivalents, restricted stock units, common stock units, deferred stock units and other incentive awards and deferrals covering shares of Ashland common stock, whether or not vested that are outstanding under each such plan and arrangement as of the Effective Time and (ii) the remaining unallocated reserve of shares of Ashland common stock issuable under each such plan and arrangement; and

WHEREAS Ashland and Ashland Global have executed the Waiver to the Merger Agreement dated as of September 20, 2016 (the “Waiver”), by and between Ashland and Ashland Global, pursuant to which Ashland and Ashland Global have waived the performance of the actions described under Section 2.8 of the Merger Agreement providing for the assumption of Ashland’s other employee benefit plans and arrangements by Ashland Global.

NOW, THEREFORE, the parties agree as follows:

1. Assignment and Assumption. Effective as of the Effective Time and notwithstanding the Waiver, the Assignor hereby transfers, conveys and assigns to the Assignee, and the Assignee hereby accepts from the Assignor, all of the Assignor’s right, title and interest in, to and under the employee benefit plans and arrangements set forth in Schedule 1 attached hereto (the “Ashland Plans”), and the Assignor hereby transfers, conveys and assigns to the Assignee, and the Assignee hereby assumes, all of the Assignor’s liabilities and obligations with respect to the Ashland Plans and any remaining unallocated reserve of shares of Ashland common stock issuable thereunder.

2. Defined Terms. Unless otherwise indicated, capitalized terms used herein without definitions shall have the meanings specified in the Merger Agreement.

3. Merger Agreement. Nothing in this Agreement, express or implied, is intended to or shall be construed to supersede, modify, replace, amend, rescind, waive, expand or limit in any way the rights of the parties under, and the terms of, the Merger Agreement (as modified by the Waiver). To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Merger Agreement (as modified by the Waiver), the Merger Agreement (as modified by the Waiver) shall govern, including with respect to the enforcement of the rights and obligations of the parties to this Agreement.

4. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

5. Binding Effect. This Agreement shall be binding upon the parties hereto and shall inure to the benefit of and be enforceable by each of them and their respective successors and permitted assigns.

6. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party to this Agreement, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each party.

7. Entire Agreement. This Agreement, together with the Merger Agreement and the Waiver, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

8. Further Assurances. Each party shall take such actions and execute such other and further documents as reasonably may be requested from time to time after the Effective Time by any other party to carry out the terms and provisions and intent of this Agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, its rules of conflict of laws notwithstanding.

10. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASSIGNOR

ASHLAND INC.

By	/s/ Michael S. Roe
	Name:	Michael S. Roe
	Title:	Assistant Secretary

ASSIGNEE

ASHLAND GLOBAL HOLDINGS INC.

By	/s/ Michael S. Roe
	Name:	Michael S. Roe
	Title:	Assistant Secretary

[Signature Page to the Assignment and Assumption Agreement]

Schedule 1

ASHLAND PLANS

Amended and Restated 2015 Ashland Inc. Incentive Plan

Amended and Restated 2011 Ashland Inc. Incentive Plan

2006 Ashland Inc. Incentive Plan

Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005)

Ashland Inc. Deferred Compensation Plan for Employees (2005)

Ashland Inc. Deferred Compensation Plan for Non-Employee Directors

Ashland Inc. Deferred Compensation Plan

Ashland Inc. Leveraged Employee Stock Ownership Plan

Ashland Inc. Employee Savings Plan

International Specialty Products Inc. 401(k) Plan

Ashland Inc. Union Employee Savings Plan (f/k/a Hercules Incorporated Savings and Investment Plan)

Inducement Restricted Stock Award (Wulfsohn)

Inducement Restricted Stock Award (Meixelsperger)

Hercules Incorporated Amended and Restated Long Term Incentive Compensation Plan

Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors

Hercules Incorporated 1993 Non-Employee Director Stock Accumulation Deferred Compensation Plan